Exhibit 4.5

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Warrant No.	January 4, 2010
(the “Issue Date”)

WARRANT TO PURCHASE SERIES B PREFERRED STOCK

OF

BILL.COM, INC.

THIS CERTIFIES THAT Comerica Bank or its permitted assigns (“Registered Holder”) is entitled, subject to the terms and conditions of tins warrant (the “Warrant”), to purchase from Bill.com, Inc., a Delaware corporation (the “Company“) at any time during the period commencing on the date hereof and terminating on January 4, 2020 (the “Exercise Period”) 102,740 shares of Series B Preferred Stock of the Company (as adjusted pursuant to Section 2), $0.00001 par value per share (the “Warrant Stock”), at a price per share of US $0.73 (the “Warrant Price”) (as adjusted pursuant to Section 2), upon surrender of this Warrant at the principal office of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of the full Warrant Price for the shares of Warrant Stock so purchased in lawful money of the United States. Except as otherwise provided in Section 2.5 with regard to earlier termination, this Warrant shall terminate at the end of the Exercise Period and may not be exercised thereafter.

1. Exercise. This Warrant may be exercised in whole, but not in part, at any time during the Exercise Period, by surrendering this Warrant at the principal office of the Company at 3250 Ash Street, Palo Alto, CA 94306 (or if the principal offices of the Company are changed, then at such other address for the principal offices of the Company as the Company shall give written notice to the Registered Holder), with the subscription form attached hereto duly executed by the Registered Holder, and payment, in lawful money of the United States in an amount equal to the product obtained by multiplying (i) the number of shares of Warrant Stock purchased upon such exercise by (ii) the Warrant Price, as determined in accordance with the terms hereof. All shares of Warrant Stock issued upon the exercise of this Warrant pursuant to this Section 1 shall be validly issued, fully paid and nonassessable.

2. Adjustment of Warrant Price and Number of Shares of Warrant Stock. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Warrant Price therefor, are subject to adjustment upon the occurrence of any of the following events:

2.1 Adjustment for Stock Splits, Stock Dividends, Combinations, etc. The Warrant Price and the number of shares of Warrant Stock issuable upon exercise of this Warrant shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, or similar event applicable to shares of the same class and series as the Warrant Stock that occurs after the Issue Date.

2.2 Adjustment for Other Dividends and Distributions. In case the Company shall, after the Issue Date, make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to shares of the same class and series as the Warrant Stock payable in securities of the Company (other than issuances with respect to which adjustment is made under Section 2.1) or other assets of the Company, then, and in each such case, the Registered Holder of this Warrant, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Warrant Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which such Registered Holder would have been entitled upon such date if such Registered Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

2.3 Adjustment for Recapitalization, Reorganization, Consolidation, Merger. In case of any recapitalization or reorganization of the Company (or of any other corporation, the stock or other securities of which are at the time receivable on the exercise of this Warrant), after the Issue Date, or in case, after such date, the Company (or any such corporation) shall consolidate with or merge into another corporation, then, and in each such case, the Registered Holder of this Warrant, upon the exercise of this Warrant at any time after the consummation of such recapitalization, reorganization, consolidation, or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon the consummation of such recapitalization, reorganization, consolidation or merger if such Registered Holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 2; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such recapitalization, reorganization, consolidation, merger or conveyance. Notwithstanding the foregoing, the provisions of this Section 2.3 shall not apply to any Acquisition (as defined below) that is not an Illiquid Acquisition (as defined below).

2.4 Notice of Adjustment. Upon any adjustment of number and character of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Warrant Price therefor, the Company shall give written notice in accordance with Section 6.1. The notice shall be signed by the Company’s chief financial officer and shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Warrant Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

2.5 Acquisition of the Company.

(a) “Acquisition.” For the purpose of this Warrant, “Acquisition” shall mean any of the following: (i) a consolidation, merger or other reorganization of the Company (in one or a series of related transactions) in which the holders of the Company’s outstanding voting stock immediately prior to such transaction(s) own, immediately after such transaction(s), securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction(s) as a result of their shareholdings in the Company immediately prior to such transaction(s); (ii) a dissolution or liquidation of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

(b) Treatment of Warrant in the Event of an Acquisition. The Company shall give Registered Holder written notice at least 20 days prior to the closing of any proposed Acquisition. If holders of Warrant Stock will receive any consideration in such Acquisition on account of their shares of Warrant Stock other than cash or common stock of a corporation whose common stock is traded on a national securities exchange or the Nasdaq National Market (or any successor) or any similar national quotation system, or any combination thereof (an “Illiquid Acquisition”), then the Company will use commercially reasonable efforts to cause the acquirer of the Company in such Illiquid Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition. If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Stock issuable upon exercise of the unexercised portion of this Warrant as if such shares of Warrant Stock were outstanding on the record date for the Illiquid Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Warrant Stock shall continue to be subject to adjustment from time to time in accordance with the provisions hereof. If the Acquirer refuses to assume this Warrant in connection with an Illiquid Acquisition, or if the Acquisition is not an Illiquid Acquisition, then the Company shall give Registered Holder an additional written notice at least 5 days prior to the closing of the Acquisition of such fact. In such event, notwithstanding any other provision of this Warrant to the contrary, Registered Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of such Acquisition and if Registered Holder elects not to exercise this Warrant, then notwithstanding anything to the contrary herein, this Warrant will terminate immediately prior to the closing of such Acquisition.

2.6 Adjustments for Diluting Issuances. In the event of the issuance by the Company after the Issue Date of securities that trigger price-based anti-dilution adjustments to the conversion price of the Warrant Stock under the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), as amended from time to time hereafter (a ‘‘Diluting Issuance”), then the number of shares of common stock issuable upon conversion of the Warrant Stock shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation, as amended from time to time, that apply to Diluting Issuances.

3. Representations and Warranties and Certain Agreements of Registered Holder. Registered Holder hereby represents and warrants to, and agrees with, the Company, that:

3.1 Purchase for Own Account. Each of this Warrant and the shares of Warrant Stock (collectively, the “Securities”) will be acquired for investment for Registered Holder’s and its parent company, Comerica Incorporated’s, own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the U.S. Securities Act of 1933 (the “1933 Act”), and Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.2 Disclosure of Information. Registered Holder believes that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. Registered Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Registered Holder or to which Registered Holder had access.

3.3 Investment Experience. Registered Holder understands that the purchase of the Securities involves substantial risk. Registered Holder (i) has experience as an investor in securities of companies in the development stage and acknowledges that Registered Holder is able to fend for itself, can bear the economic risk of Registered Holder’s investment in the Securities and has such knowledge and experience in financial or business matters that Registered Holder is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Registered Holder to be aware of the character, business acumen and financial circumstances of such persons.

3.4 Accredited Investor Status. Registered Holder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

3.5 Restricted Securities. Registered Holder understands that the Securities are characterized as “restricted securities” under the 1933 Act and Rule 144 promulgated thereunder inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Registered Holder represents that Registered Holder is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act Registered Holder understands that the Company is under no obligation to register any of the securities sold hereunder.

3.6 No Solicitation. At no time was the Registered Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Securities.

3.7 Transfer of Warrant Prohibited. Neither this Warrant, nor any rights hereunder, may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent which the Company may withhold in its sole discretion; provided, however, that subject to compliance with all applicable securities laws, the consent of the Company shall not be required for an assignment or transfer of this Warrant to an Affiliate (as defined below) of the Registered Holder, provided that such Affiliate shall be bound by the terms of this Warrant and is also an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act. Registered Holder agrees to give notice to the Company of any such transfer in connection with or prior to the exercise of this Warrant and the Affiliate which is the transferee shall agree in a writing reasonably satisfactory to the Company to be bound by the terms of this Warrant and represent that it is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act (provided that such notice and the signing of such a writing shall not be a condition precedent to the effectiveness of the transfer; provided, further, however, that notwithstanding anything to the contrary herein, the Company shall have no obligations under this Warrant with respect to any transferee of the Warrant until delivery to the Company of such notice and such signed writing). Registered Holder hereby gives notice that, promptly following the issuance of this Warrant to it, Registered Holder intends to transfer this Warrant to its parent entity, Comerica Incorporated, in accordance with Section 3.7. “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Registered Holder.

3.8 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Registered Holder further agrees not to make any disposition of all or any portion of the Securities (other than the Warrant itself, transfers of which are governed by Section 3.7) unless and until:

(a) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) Registered Holder shall have notified the Company of the proposed disposition, and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of Registered Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the 1933 Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer in compliance with Rule 144 or Rule 144A; (ii) for any transfer without consideration (or with consideration with the Company’s consent) by a Registered Holder that is a partnership or a corporation to (A) a partner of such partnership or shareholder of such corporation, (B) a retired partner of such partnership who retires after the date hereof, (C) the estate of any such partner or shareholder or (D) an entity that is an affiliate of such entity (including without limitation a wholly owned subsidiary); or (iii) for the transfer by gift, will or intestate succession by any Registered Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3 to the same extent as if the transferee were an original Registered Holder hereunder.

3.9 Legends. Registered Holder understands and agrees that the certificates evidencing the Securities will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, by the Company’s Articles of Incorporation or Bylaws, as amended from time to time hereafter, or by any agreement between the Company and such Registered Holder:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND THE

APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES EVIDENCED BY THIS CERTIFICATE: (1) ARE CONVERTIBLE INTO SHARES OF COMMON STOCK OF THE COMPANY AT THE OPTION OF THE HOLDER AT ANY TIME PRIOR TO AUTOMATIC CONVERSION THEREOF; (2) AUTOMATICALLY CONVERT INTO COMMON STOCK OF THE COMPANY IN THE EVENT OF A PUBLIC OFFERING MEETING CERTAIN REQUIREMENTS OR UPON THE CONSENTS OF CERTAIN HOLDERS OF THE COMPANY’S PREFERRED STOCK ALL PURSUANT TO AND UPON THE TERMS AND CONDITIONS SPECIFIED IN THE COMPANY’S ARTICLES OF INCORPORATION. A COPY OF SUCH ARTICLES OF INCORPORATION MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY’S PRINCIPAL OFFICE.

The first of the legends set above shall be removed by the Company from any certificate evidencing the Securities upon delivery to the Company of an opinion of counsel, reasonably satisfactory to the Company, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale (other than pursuant to Rule 144 or Rule 145 under the 1933 Act) without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Securities.

3.10 “Market Stand-Off” Agreement; Legend. Registered Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Securities (other than to donees or partners of the Registered Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of the first registration statement of the Company filed under the 1933 Act; provided, however, that all executive officers and directors, and one percent (1%) shareholders of the Company enter into similar agreements and also provided that any discretionary waivers or terminations of this Market Stand-Off Agreement or any other similar agreements by the Company and/or the underwriters shall apply to Registered Holder and all executive officers and directors, and one percent (1%) shareholders on a pro rata basis based on the number of shares held.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Securities subject to this Section (including without limitation a legend in substantially the form set forth below) and to impose stop transfer instructions with respect to the Securities subject to this Section (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A 180 DAY MARKET STANDOFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

The Registered Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, the Registered Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.

4. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership, and the loss, theft, destruction or mutilation, of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

5. No Rights or Liabilities as Shareholder. This Warrant does not by itself entitle the Registered Holder to any voting rights or other rights as a shareholder of the Company. In the absence of a purchase by the Registered. Holder of Warrant Stock by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Registered Holder, shall cause such Registered Holder to be a shareholder of the Company for any purpose.

6. Miscellaneous.

6.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of (i) actual receipt, (ii) the date that is one business day after delivery to an express overnight courier service for internal United States deliveries, fees prepaid; and (iii) a date that is three business days after delivery to an internationally recognized courier for deliveries across international borders, fees prepaid, to the party to be notified as follows:

If to the Company:

Bill.com, Inc.

3250 Ash Street

Palo Alto, California 94306

Attn. President and Chief Executive Officer

With a copy (which shall not constitute notice to the Company) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attn. Mr. Michael Patrick

If to Registered Holder:

Comerica Bank c/o Comerica Incorporated

Attn: Warrant Administrator

500 Woodward Avenue, 32nd Floor, MC 3379

Detroit, MI 48226

Either the Company or the Registered Holder may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when delivered in the manner set forth above.

6.2 Amendment; Waiver. This Warrant may be amended and the observance of any term of the Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Registered Holder.

6.3 Governing Law; Consent to Jurisdiction. This Warrant shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws. The Company and the Registered Holder consent to and hereby submit to the exclusive jurisdiction of any state court located in the County of Santa Clara, California and the U.S. District Court for the Northern District of California located in San Francisco, California in connection with any action, suit or proceeding arising out of or relating to this Warrant brought by any such party against any other such party, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

6.4 Terms Binding. By acceptance of this Warrant, the Registered Holder accepts and agrees to be bound by all the terms and conditions of this Warrant Each assignee of this Warrant shall be deemed, by accepting such assignment, to also be bound by all the terms and conditions of this Warrant.

6.5 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of stock; or (c) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with such events, the Company shall give Registered Holder written notice thereof as follows: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matter referred to in (a) above; and (2) in the case of the matters referred to in (b) and (c) above at least 10 days prior written notice of the date of the closing or consummation of such event.

6.7 Information Rights. So long as the Registered Holder holds this Warrant and/or any of the Warrant Stock, the Company shall deliver to the Registered Holder, upon request by Registered Holder, (a) copies of written communications sent to all the shareholders of the Company and (b) upon request by Registered Holder, quarterly financial statements of the Company prepared in the ordinary course of its business and sent to its preferred shareholders. Registered Holder agrees, by accepting any information delivered pursuant to this Section 6.7, to hold such information in confidence, to use reasonable efforts not to disclose it to third parties, and not to use it for any purpose other than monitoring its investment in the Company; provided, however, that Registered Holder may disclose such information (i) on a confidential basis to its professional advisors, (ii) to the extent required to do so by applicable law or regulation, and (iii) to the extent such information has otherwise become publicly available through no fault of Registered Holder. Registered Holder’s rights under this Section 6.7 shall expire immediately prior to the closing of (i) an Acquisition, and (ii) the initial public offering of the Company’s common stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.

BILL.COM, INC.

By:	/s/ René Lacerte
René Lacerte, President, Chief Executive Officer And Chief Financial Officer

COMERICA BANK

By:	/s/ Rod Werner
Name:	Rod Werner
Title:	SVP

[Signature page to Series B Preferred Stock Warrant issued by Bill.com, Inc. to Registered Holder]

EXHIBIT 1

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:	Bill.com, Inc.	cc:	Fenwick & West LLP
	3250 Ash Street		801 California Street
	Palo Alto, CA 94306		Mountain View, California 94041
	Attention: Chief Executive Officer		Attention: Michael J. Patrick, Esq.

(1) Exercise. The undersigned hereby elects to purchase              shares of Series              Preferred Stock of Bill.com, Inc., a Delaware corporation (the “Company”) pursuant to Section 1 of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

(2) Investment Representations. In exercising this Warrant, the undersigned hereby confirms and acknowledges that Registered Holder has carefully reviewed the representations and warranties set forth in Section 3 of the attached Warrant and that such representations and warranties are true and correct as of this date with respect to the Registered Holder as if the Registered Holder was making such representations and warranties on this date.

(3) Surrender of Warrant. The attached Warrant is hereby surrendered for cancellation.

(4) Stock Certificate. Please issue a certificate or certificates representing said shares of the Company’s capital stock in the name specified below:

Dated:	REGISTERED HOLDER

(Name of Registered Holder)

(Authorized Signature)